Exhibit (a)(1)(J)

[FORM OF CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL]

Confirmation of Receipt of Notice of Withdrawal

This Confirmation of Receipt of Notice of Withdrawal is related to the offer from PDF Solutions, Inc. to exchange certain outstanding stock options.

We have received your Notice of Withdrawal electing to REJECT the offer to exchange all eligible options as indicated in your Notice of Withdrawal.

Please note that you may change your election(s) at any time before 9 p.m. U.S. Pacific Time on December 15, 2009.

If you have any questions, please telephone Joy E. Leo at +1 (408) 938-6477 or send an email to tenderoffer@pdf.com.

Thank you,

Joy E. Leo